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                                                                    Exhibit 23.2




                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
ANDOVER BANCORP, INC.


We consent to incorporation by reference in Registration Statement on Form S-8 of Andover Bancorp, Inc. of our report dated January 23, 1997, relating to the consolidated balance sheets of Andover Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of Andover Bancorp, Inc. Our report refers to a change in the method of accounting for mortgage servicing rights.



                                                      /s/ KPMG PEAT MARWICK LLP



Boston, Massachusetts
April 25, 1997